First Connecticut Bancorp, Inc. Increases Quarterly Dividend $0.02 and Sets Date for Annual Stockholders Meeting
Company Release - 3/1/2017
FARMINGTON, Conn., March 1, 2017 (GLOBE NEWSWIRE) -- First Connecticut Bancorp, Inc. (NASDAQ:FBNK) announced that its Board of Directors has voted to increase its quarterly dividend to $0.11 per share, an increase of $0.02. In making this announcement, John J. Patrick, Jr. Chairman, President, & CEO said, "Having just completed a successful year in 2016 earning $1.00 per share, the Board of Directors decided it was prudent to raise the quarterly dividend $0.02 to $0.11 per share.  This dividend represents the 22nd consecutive dividend paid to shareholders." Dividends will be payable on March 20, 2017 to all shareholders of record as of March 10, 2017.

It also announced that its Board of Directors has scheduled the corporation's annual meeting of stockholders for 10:00 a.m. EDT, May 10, 2017 at Central Connecticut State University in the Constitution Room located in Memorial Hall, 1615 Stanley Street, New Britain, Connecticut.

The record date for stockholders to vote at the meeting is March 17, 2017.

First Connecticut Bancorp, Inc. is the holding company for Farmington Bank, a full-service community bank with 24 branch locations throughout central Connecticut and western Massachusetts, offering commercial and residential lending as well as wealth management services. Established in 1851, Farmington Bank is a diversified consumer and commercial bank with an ongoing commitment to contribute to the betterment of the communities in our region. Farmington Bank has assets of $2.8 billion. For more information about Farmington Bank, visit farmingtonbankct.com.

The First Connecticut Bancorp, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=11128

Forward Looking Statements

This press release may contain certain forward-looking statements about the Company. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They may or may not include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiaries are engaged.
CONTACT:
Jennifer H. Daukas
Investor Relations Officer
One Farm Glen Boulevard, Farmington, CT 06032
P 860-284-6359 | F 860-409-3316
jdaukas@farmingtonbankct.com
farmingtonbankct.com

Source:  First Connecticut Bancorp, Inc.